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                                                                    Exhibit 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SyQuest Technology, Inc. for the registration of 45,822,888 shares of its common stock and to the incorporation by reference therein of our report dated December 11, 1996, except for Note 1, paragraph 5, as to which the date is June 27, 1997, with respect to the consolidated financial statements and schedule of SyQuest Technology, Inc. included in its Annual Report (Form 10-K/A) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP


San Jose, California
February 24, 1998